For Immediate Release

Patrick Industries Reports Second Quarter Results

ELKHART, Ind., Aug. 1, 2007 – Patrick Industries, Inc. (NASDAQ: PATK) today announced its operating results for the second quarter ended June 30, 2007, highlighted by the completion of the Adorn, LLC acquisition and the related beginning phases of operational integration.

Patrick, a leading manufacturer and distributor of building and component products for the Recreational Vehicle (RV), Manufactured Housing (MH) and Industrial markets, reported a net loss of $1.3 million, or $0.25 per share, on net sales of $113.1 million for the second quarter of 2007, compared with net earnings of $1.3 million, or $0.27 per share, on net sales of $94.7 million for the same quarter of 2006.

The second quarter of 2007 included a $1.1 million restructuring charge associated with the synergistic facility rationalization opportunities presented by the recent acquisition of Adorn in May 2007. The restructuring charge includes costs associated with severance and other employee termination related activities, and other contract termination costs related to the closing and consolidation of several Patrick operating units and manufacturing work centers.

Additionally, the Company accrued costs of approximately $1.7 million in the Adorn opening balance sheet related to the consolidation of five Adorn operations into the Patrick platform. Patrick also reported other charges during the quarter including certain liability settlement costs of approximately $0.3 million, amortization of debt financing costs and intangible assets of approximately $0.2 million, and charges of approximately $0.8 million due to certain employee related retirement vesting obligations.

Patrick reported net sales of approximately $191.3 million, and a net loss of approximately $1.9 million, or $0.38 per share for the first six months of 2007, including restructuring charges of approximately $1.1 million. Last year’s six-month period included net earnings of $2.0 million, or $0.42 per share, on net sales of $184.0 million.

“Our focus in the quarter was on completing the Adorn acquisition, an important step in our strategic plan of becoming a premier manufacturer and distributor of building and component products to the RV and MH industries,” said Paul E. Hassler, President and CEO of Patrick Industries. “We also made progress during the quarter in executing on our transition plan of integrating and consolidating Adorn’s operations into Patrick. As part of our consolidation efforts to date, we have closed two Adorn facilities, reallocated certain customer production in several business units to more opportune locations, and consolidated Patrick’s unprofitable hardwood door operating unit in Woodburn, Ore. into Adorn’s state of the art cabinet door facility in Elkhart, Ind.”

“We further finalized our senior management organization structure and completed the consolidation of the corporate offices. We expect to have the majority of the consolidation and facility rationalization completed by the end of the year. During the quarter, we further paid down approximately $9.4 million in senior term debt as a result of working capital initiatives driven from the consolidation. We expect to see improvements from the synergies of the acquisition and other initiatives in the third and fourth quarters of 2007, and will begin shifting our focus to driving the top line and new product introductions.”

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The combined MH and RV market sectors represented approximately 67 percent of the Company’s sales in the second quarter of 2007, compared to 74 percent for the second quarter of 2006. Industrial and other sales, which include sales to the kitchen cabinet, office furniture, store fixtures and other industries, represented approximately 33 percent of the Company’s sales for the 2007 second quarter, compared with 26 percent for the same quarter of 2006. The year-over-year change in market mix is primarily a result of the continued weakness in the MH and RV market sectors and the addition of American Hardwoods to Patrick’s Industrial market share.

“We added $27.8 million in profitable sales from our recently acquired Adorn operations, which represented six weeks of activity from the closing date of May 18, 2007, and was immediately accretive to earnings,” said Hassler. “Our American Hardwoods operation, which we acquired in January 2007 and was also immediately accretive to earnings, added $3.8 million of profitable sales in the 2007 second quarter. Our recent product introductions added approximately $1.5 million in sales for the quarter and approximately $3.0 million year to date, and we are optimistic this will accelerate as we continue to gain market share for these products.”

“Excluding sales from acquisitions and new products, our sales declined by approximately 15 percent in the quarter, primarily due to softness in our primary markets,” added Hassler. “Industry sales of manufactured homes were down 30 percent year-to-date and industry sales of RVs were down 14 percent as of May 2007, the most recent data available from industry sources. Industry analysts are forecasting a 10 percent decline in RV shipments for 2007, with the industry recovering to modest growth in 2008. Several of our MH customers have reported improved backlogs, which is a positive sign in this difficult market.”

Patrick reported gross margin of approximately 10.6 percent for the second quarter of 2007 compared with gross margin of 12.4 percent in the same quarter of 2006. The year-over-year decline in gross margin includes the restructuring and other charges as well as other litigation related settlement costs during the quarter. Patrick reported an operating loss of $0.6 million for the second quarter of 2007, compared to operating income of $2.5 million in the same quarter of 2006, primarily due to the restructuring and other charges related to the Adorn acquisition.

“Both the RV and MH industries are facing challenges in 2007. However, we are well positioned to expand in these difficult markets and execute on our strategic plan based on market penetration, enhanced capacity utilization, improving operating efficiencies, product development and the exploration of strategic and accretive acquisition opportunities,” Hassler concluded.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and a distributor of building products serving the Manufactured Housing, Recreational Vehicle, kitchen cabinet, home and office furniture, fixture and commercial furnishings, marine, and other Industrial markets and operates coast-to-coast through locations in 14 states. Patrick’s major manufactured products include cabinet and wall components, countertops, adhesives, and aluminum extrusions. The Company also distributes drywall and drywall finishing products, interior passage doors, flooring, vinyl and cement siding, ceramic tile, high pressure laminates, and other miscellaneous products.

Forward-Looking Information

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this press

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release, are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil and gasoline prices, the outcome of litigation, volume of orders related to hurricane damage and operating margins on such business, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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Contact:

Ryan McGrath, Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com

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UNAUDITED FINANCIAL HIGHLIGHTS

(dollars in 000’s except per share amounts)	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
INCOME STATEMENT	2007	2006	2007	2006

Net sales	$113,125	$94,692	$191,273	$183,973
Cost of goods sold	100,213	82,993	169,547	161,272
Restructuring charges	938	---	938	---

Gross profit	11,974	11,699	20,788	22,701

Warehouse and delivery expenses	5,177	3,903	8,944	7,923
Selling, general, and administrative expenses	7,222	5,277	12,798	10,714
Restructuring charges	183	---	183	---

Operating income (loss)	(608)	2,519	(1,137)	4,064
Interest expense, net	1,525	325	2,096	659

Income (loss) before income taxes	(2,133)	2,194	(3,233)	3,405
Income taxes (credit)	(847)	888	(1,293)	1,393

NET INCOME (LOSS)	($1,286)	$1,306	($1,940)	$2,012

BASIC INCOME (LOSS) PER COMMON SHARE	($0.25)	$0.27	($0.38)	$0.42
DILUTED INCOME (LOSS) PER COMMON SHARE	($0.25)	$0.27	($0.38)	$0.41
Weighted average shares outstanding, basic	5,422	4,864	5,166	4,848
Weighted average shares outstanding, diluted	5,422	4,903	5,166	4,887

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	June 30,	June 30,
BALANCE SHEET	2007	2006

CURRENT ASSETS
Cash and cash equivalents	$83	$609
Trade receivables, net	32,682	25,497
Inventories	48,484	45,312
Income taxes receivable	1,031	---
Prepaid expenses and other	3,343	1,920
Deferred tax assets	1,866	1,141

Total current assets	87,489	74,479

PROPERTY AND EQUIPMENT, NET	58,759	38,977
GOODWILL AND OTHER INTANGIBLE ASSETS	71,200	---
OTHER ASSETS	3,483	2,824

TOTAL ASSETS	$220,931	$116,280

CURRENT LIABILITIES
Current maturities of long-term debt	$8,750	$2,767
Short-term borrowings	---	1,942
Accounts payable	27,286	23,021
Accrued expenses	11,144	4,685

Total current liabilities	47,180	32,415

LONG-TERM DEBT LESS CURRENT MATURITIES	78,250	15,639
DEFERRED COMPENSATION AND OTHER	3,363	1,749
DEFERRED TAX LIABILITIES	16,437	1,011

SHAREHOLDERS’ EQUITY	75,701	65,466

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$220,931	$116,280